CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No’s. 333- 269337 and 333- 262072 on Form S-3 and Registration Statement No. 333-262695 on Form S-8 of our report dated March 30, 2023, relating to the financial statements of Altus Power, Inc. as of and for the year ended December 31, 2022, appearing in the Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche, LLP
Stamford, CT
March 14, 2024